Exhibit 2.1

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of November 16, 2022 (this “Amendment”), by and among Americas Technology Acquisition Corp. (the “Purchaser”), Jorge E. Marcos (the “Purchaser Representative”), Rally Communitas Corp. (the “Company”), Numaan Akram (the “Seller Representative”), and Americas Technology Acquisition Holdings Inc. (“Pubco”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Purchaser, the Purchaser Representative, the Company, the Seller Representative, Pubco and the other parties thereto entered into an Agreement and Plan of Merger, dated as of June 1, 2022, as amended pursuant to that certain First Amendment to Agreement and Plan of Merger, dated July 26, 2022 and that Second Amendment to Agreement and Plan of Merger, dated November 8, 2022 (the “Merger Agreement”);

WHEREAS, Section 10.9 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative; and

WHEREAS, the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1.                   Defined Terms. All of the following terms shall be deleted from Article XI of the Agreement in their entirety:

a.	“Contingent Value Rights Agreement”
b.	“CVR”
c.	“Escrow Account”
d.	“Escrow Agent”
e.	“Escrow Agreement”
f.	“Escrow Property”
g.	“Escrow Shares”
h.	“Shortfall”
i.	“Support Investor”
j.	“Support Subscription Agreement”
k.	“Subscription Shares
l.	“Threshold Amount”

2.                   Removed from Agreement. The following provisions shall be removed in their entirety from the Agreement and shall be replaced with the text “Reserved” in lieu thereof.

a.	Section 7.2(d)(iv).

b.	Section 1.19.

c.	Section 7.1(g).

d.	Section 7.1(l).

e.	Section 7.1(m).

3.                   Revised Sections. The following sections of the Agreement shall be struck in their entirety and replaced with the following:

a.	RECITAL C. Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which (i) Purchaser Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Purchaser Merger”), and with security holders of Purchaser receiving substantially equivalent securities of Pubco, and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”), and with security holders of the Company receiving shares of common stock of Pubco and holders of Company Options (as defined below) receiving Assumed Options (as defined below), and as a result of which Mergers, Purchaser and the Company will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company;

b.	Section 1.11(b). Purchaser Common Stock. At the Effective Time, each issued and outstanding share of Purchaser Common Stock (other than those described in Section 1.11(d) below, but including those described in Section 1.11(a) above) shall be converted automatically into and thereafter represent the right to receive one share of Pubco Common Stock, following which, all shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

c.	Section 1.14(b). Certificates representing the shares of Pubco Common Stock shall be issued to the holders of Company Common Stock and Purchaser Common Stock upon surrender of the Company Certificates and Purchaser Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and Purchaser Certificates (or in the case of a lost, stolen or destroyed Company Certificate or Purchaser Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.14(f)) for cancellation to Pubco or to such other agent or agents as may be appointed by Pubco, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates and Purchaser Certificates such certificates representing the number of shares of Pubco Common Stock for which their Company Common Stock and Purchaser Common Stock, respectively, are exchangeable at the Effective Time, and the Company Certificates and Purchaser Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to this Article I.

(1)	Section 6.17(a). The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that, effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of such number of directors holding such terms as permitted pursuant to the Proposed Charter and Proposed Bylaws. The initial Post-Closing Pubco Board shall include at least five (5) persons, including (i) one (1) person designated by the Purchaser prior to the Closing (the “Purchaser Director”), which individual (or such successor designated by the Purchaser, in its sole discretion) shall qualify as independent directors under NYSE rules, (ii) three (3) persons that are designated by the Company prior to the Closing (the “Company Directors”), and (iii) one (1) person mutually agreed upon by each of the Company and the Purchaser, which approval shall not be unreasonably denied or delayed, which individual shall qualify as an independent director under NYSE rules; provided, that, as promptly as practicable, the size of the Post-Closing Pubco Board shall be expanded such that the Post-Closing Pubco Board will also include at least two (2) persons mutually agreed upon by each of the Company and the Purchaser, which approval shall not be unreasonably denied or delayed, each of whom shall be required to qualify as independent directors under NYSE rules. Subject to resignations provided by the Company’s directors, the board of directors of the Company Surviving Subsidiary immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. At or prior to the Closing, the Purchaser will provide each Purchaser Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director.

d.	Section 6.20(a). Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to, enter into additional financing agreements on such terms as the Purchaser and the Company shall reasonably agree (with the Company’s agreement thereto not to be unreasonably withheld, conditioned or delayed). Purchaser may also, but shall not be required to, enter into agreements and consummate other backstop, non-redemption or similar agreements to effect a Purchaser Transaction Financing, as defined herein.

e.	Section 7.1(h). Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of each Party’s Expenses, including any Extension Expenses), and the aggregate amount of any Purchaser Transaction Financing of at least equal to $10,000,000.

4.                   Other Revisions to Agreement. The below sections to the Agreement are amended as follows:

a.	The last sentence of Section 1.9(a) shall be struck in its entirety. Section 1.9(a) shall be renumbered as Section 1.9, with no subsection(s).

b.	The first sentence of Section 6.12(a) shall be struck in its entirety and replaced with the following: As promptly as practicable after the date hereof, the Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (x) the Pubco Common Stock to be issued to the holders of Purchaser Common Stock and the Company Stockholders pursuant to the Mergers, and (y) the Pubco Public Warrants, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Shareholder Approval Matters.

c.	Exhibit C (Form of CVR Agreement) shall be removed from the Agreement.

5.                   No Other Amendments; Conflicts. Unless expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect. Wherever the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Merger Agreement.

6.                   Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

7.                   Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

8.                   Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

The Purchaser:

AMERICAS TECHNOLOGY ACQUISITION CORP.

By:	/s/ Jorge E. Marcos
Name:	Jorge E. Marcos
Title:	Chief Executive Officer

Pubco:

AMERICAS TECHNOLOGY ACQUISITION HOLDINGS INC.

By:	/s/ Jorge E. Marcos
Name:	Jorge E. Marcos
Title:	Chief Executive Officer

The Purchaser Representative:

JORGE E. MARCOS

/s/ Jorge E. Marcos

The Company:

RALLY COMMUNITAS CORP.

By:	/s/ Numaan Akram
Name:	Numaan Akram
Title:	CEO

The Seller Representative:

NUMAAN AKRAM

/s/ Numaan Akram